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                                                                    EXHIBIT 10.1


                             PPG INDUSTRIES, INC.
                          DIRECTORS' COMMON STOCK PLAN
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1.   PURPOSE.  The purpose of this Plan is to align the financial interests of
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     the Company's shareholders with those of its Non-Employee Directors by providing such Directors with compensation in the form of Company Common Stock.

2.   DEFINITIONS.
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     "Account" means the account maintained for each Non-Employee Director to which Common Stock Equivalents and Dividend Equivalents are credited.

     "Annual Contribution" means the Common Stock Equivalents credited to an Account each year under Section 4.1.

     "Beneficiary" means the person or entity designated by the Participant or the Participant's legal representative as provided under Section 9.

     "Board" means the Board of Directors of the Company.

     "Change in Control" has the same meaning as given to that term in the PPG Industries, Inc. Deferred Compensation Plan for Directors, as such plan may be amended from time to time.

     "Committee" means the Officers-Directors Compensation Committee of the Board.

     "Common Stock" means the common stock, par value $1.66 2/3 per share, of the Company.

     "Common Stock Equivalent" means a hypothetical share of Common Stock.

     "Company" means PPG Industries, Inc.

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     "Dividend Equivalent" means an additional number of Common Stock
     Equivalents the Company shall credit to each Account as of each dividend payment date declared with respect to the Company's Common Stock. The additional number of Common Stock Equivalents to be credited to each Account shall be equal to:

          (a) the product of (i) the dividend per share of the Common Stock which is payable as of the dividend payment date, multiplied by
               (ii) the number of whole Common Stock Equivalents credited to the Account as of the applicable dividend record date;

                                   DIVIDED BY
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          (b)  the closing price of a share of the Common Stock on the dividend payment date (or if such stock was not traded on that date, on the next preceding date on which it was traded), as reported in the New York Stock Exchange Composite Transactions.

     "Non-Employee Director" means a director of the Company who is not a present or former employee of the Company or any of its subsidiaries.

     "Participant" means a Non-Employee Director who has become eligible to receive benefits under this Plan. A Non-Employee Director becomes a Participant when he or she (1) resigns from the Board and (2) attains 70 years of age; provided however, that the Committee may waive the requirement that the Participant attain 70 years of age.

     "Plan" means the PPG Industries, Inc. Directors' Common Stock Plan.

     "Retainer" means the base annual retainer fee paid to each Non-Employee Director by the Company. It does not include committee retainer fees, meeting attendance fees, committee chairperson's retainer fees or any other compensation other than the base annual retainer fee.

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     "Service" means the period of time a Non-Employee Director serves on the
     Board.

3.   EFFECTIVE DATE.  This Plan shall be effective on and after January 1, 1988.
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4.   CREDITING ACCOUNTS.
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4.1  Each year on the day following the Annual Meeting of Shareholders of the
     Company, the Company shall credit the Account of each Non-Employee Director who serves on the Board on that day with the number of Common Stock Equivalents determined by dividing one-half of such Director's Retainer by the average closing price of the Common Stock in the New York Stock Exchange Composite Transactions during the 5 days for which such price is available immediately preceding such day of crediting. The Account of any person who ceases to be a Director prior to April 16, 1999, shall be credited with no more than 10 such Annual Contributions and the total number of such Annual Contributions made to his or her Account under this
     Section 4.1 plus the number which is multiplied by $10,000 to determine the amount credited to the Account under Section 4.2 will not exceed 10. Any Non-Employee Director who is a Director of the Company on or after April 16, 1999 and whose total number of Annual Contributions was limited to 10 under the Plan in effect prior to April 16, 1999, shall have credited to his or her Account such additional Annual Contributions and Dividend Equivalents as are necessary so that such Account is credited with the number of Common Stock Equivalents it would have had credited if such limitation had never existed.

4.2 On the day following the 1988 Annual Meeting of Shareholders of the Company, the Company shall credit the Account of each Non-Employee Director who is age 61 or older on that date with the number of Common Stock Equivalents determined by (1) multiplying $10,000 times his or her number of full fiscal years of Service, but such number of full fiscal years of Service shall not exceed the number determined by subtracting 60 from the Non-Employee Director's age on the day immediately following the 1988 Annual Meeting of Shareholders and (2) then dividing that amount by the average closing price of the Common Stock in the

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     New York Stock Exchange Composite Transactions during the 5 days for which such price is available immediately preceding such day.

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5.   PAYMENTS OF BENEFITS.
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5.1  Payments from the Account will be made in the form of Common Stock, provided that payment with respect to any partial shares of Common Stock shall be made in the form of cash. However, payments from the Account of any Participant who ceased to be a director of the Company before August 15, 1996 shall continue to be paid in the manner provided by the Plan as effective on August 15, 1996.

5.2 Subject to Section 5.4 and Section 5.5, a Participant may elect to have the amount deferred paid in from one to 15 annual installments after he or she shall cease to be a director of the Company.

     Such installment(s) shall commence upon or following

          (i)   a specified date;
          (ii)  an event certain;
          (iii) the earlier of a specified date or an event certain.

     Installments shall continue to be payable as soon as practicable after the first day of January of each year thereafter.

     Subject to Sections 5.4 and 5.5, payment of deferred amounts shall commence no later than January of the first calendar year which is the later of:

          (i) the year following attainment of age seventy (or such other age as may supersede the age referred to in Section 403(f)(3) of Title 42 United States Code); or

          (ii) the year following such Participant's retirement.

     The number of shares of Common Stock paid in each installment shall be equal to the whole number obtained by dividing the number of Common Stock Equivalents then credited to the Participant's Account by the number of unpaid

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     installments. Common Stock Equivalents with respect to which payment has not yet occurred shall continue to be credited with Dividend Equivalents until paid. However, no installment paid from the Account may be in an amount less than 20 shares of Common Stock, and, to the extent necessary, installments shall be accelerated to provide for such minimum installments. As of the date on which the last payment of benefits is made to a Participant from the Account, the Company shall pay the Participant, in cash, an amount equal to the value of any remaining fractional Common Stock Equivalent based on the closing price of the Common Stock on the New York Stock Exchange Composite Transactions on the last date such price is available prior to the payment date.

5.3  Death or Disability
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          (i)  Subject to Section 7, in the event of the death or disability of a Participant either while serving as a director of the Company or prior to the commencement of any payments hereunder, any amount due under the Plan shall be paid in a lump sum to the Participant's beneficiary, or in the case of disability, to the Participant, as soon as practicable after the death or disability.

          (ii) Subject to Section 7, in the event of the death or disability of a Participant on or after the commencement of installment payments, in accordance with Section 5.2, payments shall continue to paid to the Participant's beneficiary, or in the case of disability, to the Participant, in accordance with the election made by the Participant in accordance with Section 5.2; provided, however, that the Secretary of the Committee shall have the power to accelerate the payment of any installment(s) because of hardship or other circumstances deemed by him, in his discretion, to warrant such acceleration.

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5.4  Payment Elections
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     Subject to Section 5.6, a Participant may elect the number and the date or event for the commencement of installment payments in accordance with the following:

          (i) Such elections must be made at least six months and ten days prior to the first payment date; and

          (ii) In all cases, the elections must be made in the calendar year preceding the first payment date.

5.5 Notwithstanding any other provision of this Plan, the first installment to a Participant out of the Account shall not be paid until six months and ten days after the Participant shall cease to be a director of the Company.

5.6 Notwithstanding any other provision of this Plan, any Participant who, pursuant to any income tax laws to which he or she is subject, would be immediately taxed on any amounts credited under the Plan may not elect the number and the date or event for the commencement of payments under the Plan. Instead, the payment of all benefits to such Participant (including any Dividend Equivalents from the Plan) shall occur as a lump sum payment on the first business day which is 6 months and 10 days after the Participant's last day as a member of the Board. In the event of such Participant's death prior to receipt of the benefits, the Participant's Beneficiary shall be paid the benefits on the first business day which is 6 months and 10 days after the Participant's last day as a member of the Board.

6.   CHANGES IN STOCK.  In the event of any change in the outstanding shares of
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     the Common Stock, or in the number thereof, by reason of any stock dividend or split, recapitalization, merger, consolidation, exchange of shares or other similar change, a corresponding change will be made in the number of Common Stock Equivalents and Dividend Equivalents, if any, credited to each Account, unless the Committee determines otherwise.

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7.   ACCELERATION.  The Committee, in its sole discretion, may accelerate the
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     payment of benefits hereunder to any Participant or his or her Beneficiary for reasons of changes in tax laws or in the event of a Change in Control of the Company; provided that no payment of benefits may be accelerated hereunder to any Participant or his or her Beneficiary if such Participant was a director of the Company on or after November 1, 1990.

     An exception is provided for any Non-Employee Director if any income tax laws to which he or she is subject would cause him/her to be immediately taxed on amounts credited under the Plan. Under this exception, the requirement that age 70 be attained before a Non-Employee Director becomes a Participant is automatically waived by the Committee. Additionally, under this exception, the payment of all benefits under the Plan shall occur on the first business day which is 6 months and 10 days after the earlier of a Participant's resignation from the Board or death. In the event of such Non-Employee Director's death, either while still an active member of the Board or after resignation from the Board but before receipt of payment from the Plan, payment shall be made to the Participant's Beneficiary on the above referenced date.

8.   CHANGE IN CONTROL. Upon, or in reasonable anticipation of, a Change in
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     Control (as defined above), the Company shall immediately make a payment in cash to a trustee on such terms as the Senior Vice President, Human Resources, and Administration and the Senior Vice President, Finance, or either of them, shall deem appropriate (including such terms as are appropriate to cause such payment, if possible, not to be a taxable event to Participants) of a sufficient amount to insure that Participants receive the payment of all amounts as contemplated under the Plan.

9.   GENERAL PROVISIONS.  The entire cost of benefits and administrative
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     expenses for this Plan shall be paid by the Company.  This Plan is purely voluntary on the part of the Company. The Company, by action of the Board or, except as limited by the Company's bylaws, the Committee, may amend, suspend or terminate this Plan in whole or part at any time, but no such amendment, suspension or termination shall adversely affect the rights of any Non-Employee Director or Beneficiary of a deceased

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     Non-Employee Director with respect to Common Stock Equivalents and Dividend
     Equivalents credited prior to such amendment, suspension or termination or Dividend Equivalents which would otherwise have been credited in the future with respect to Common Stock Equivalents credited prior to such amendment, suspension or termination.

     No rights under the Plan may be transferred or assigned except that a Participant may designate, in writing filed with the Secretary of the Company, his spouse or children, a trustee or his or her executor or executrix as Beneficiary to receive any unpaid amounts under the Plan after the death of the Participant. In the absence of any such designation or in the event that the designated person or entity shall not be in existence at the time a payment under the Plan comes due, the Beneficiary of the Participant shall be the Participant's legal representative.


                                                       As Amended April 19, 2000

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